Exhibit (a)(1)(D)
Hastings Entertainment, Inc.
Offer to Exchange Certain Stock Options for Restricted Stock Units
NOTICE OF WITHDRAWAL
INSTRUCTIONS
Employee Name
Employee ID
If you previously elected to surrender eligible stock options for exchange in the Offer to Exchange Certain Stock Options for Restricted Stock Units (“Exchange Offer”) and you would like to withdraw your election to exchange your eligible stock options, you must notify Hastings of your withdrawal election before 5:00 p.m., Central Daylight Savings Time, on July 10, 2009 (or such later date as may apply if the Exchange Offer is extended). Any withdrawal election received after that time will not be accepted. Pursuant to the terms of the Exchange Offer and as set forth below and in the Notice of Withdrawal, you may elect to withdraw all, but not less than all, of the eligible stock options that you have surrendered.
You may indicate your election to withdraw previously surrendered options by submitting this notice of withdrawal with a check mark by the “Do Not Exchange” box corresponding to the eligible stock options that you previously surrendered and now wish to withdraw. If you elect to mail this paper notice of withdrawal, it must be signed and dated and sent by mail or courier to Hastings at the following address:
Hastings Entertainment, Inc.
Attn: Stephanie Coggins, Manager of Outside Reporting
3601 Plains Boulevard
Amarillo, Texas 79102
FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED AND SIGNED AND RECEIVED BY HASTINGS BEFORE THE EXPIRATION DEADLINE OF 5:00 P.M., CENTRAL DAYLIGHT SAVINGS TIME, ON JULY 10, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).
Your withdrawal will be effective as of the date a properly completed notice of withdrawal is received by Hastings. You are responsible for making sure that the notice of withdrawal is received by Hastings before expiration of the Exchange Offer. If you miss the deadline to submit a withdrawal election, but remain an eligible employee, your previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You should consider retaining copies of notice(s) of withdrawal for your own files.
Once you have withdrawn eligible stock options, you may again surrender such eligible stock options by once again making an election to surrender the eligible stock options in accordance with the Offer to Exchange document and the related election form prior to the expiration of the Exchange Offer.
If you have questions, please contact Stephanie Coggins, Manager of Outside Reporting, via phone at (806) 677-1591 or email at stephanie.coggins@goHastings.com.

Hastings Entertainment, Inc.
Offer to Exchange Certain Stock Options for Restricted Stock Units
NOTICE OF WITHDRAWAL
I previously elected to surrender eligible stock options for exchange in the Exchange Offer and now wish to withdraw my surrendered eligible stock options. I understand that by signing this notice of withdrawal and delivering it pursuant to the instructions described in Section 4 of the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to my eligible stock options.
By withdrawing my prior election to surrender eligible stock options for exchange, I understand that I will not receive any new restricted stock units for, and will continue to hold, the eligible stock options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock options.

	Exchange Ratio	Total Number of Restricted
Total Number of Eligible	(eligible stock options :	Stock Units to Be Granted in
Stock Options	restricted stock units)	Exchange*	Election:
	3:1		☐ Exchange
☐ Do Not Exchange

*	Please note that Hastings will not issue any fractional restricted stock units. The amounts in the column “Total Number of Restricted Stock Units to Be Granted in Exchange” have been rounded to the nearest whole restricted stock unit (with greater than or equal to 0.5 being rounded up).
I hereby represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible stock options checked “Do Not Exchange” in the table above. Without limiting the foregoing, I hereby represent and warrant that either I am not married, my spouse has no community or other marital property rights in the eligible stock options, or my spouse has consented to and agreed to be bound by this notice of withdrawal. Upon request, I will execute and deliver any additional documents deemed by Hastings to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal.
I hereby elect to withdraw my eligible stock options, checked “Do Not Exchange”, in the table above that I previously elected to surrender for exchange in the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number

Eligible Employee’s email address (for purpose of confirming receipt of this election form or any subsequent notice of withdrawal)